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                                                                    EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

                                       OF

                             NEW YORK SPORTS, INC.


                                ARTICLE I. NAME

    The name of this corporation shall be:

                             NEW YORK SPORTS, INC.


                              ARTICLE II. PURPOSES

    The general nature of the business to be transacted by this Corporation is:

    (1) To engage in the business of producing a sports magazine.

    (2) To engage in capital ventures and business enterprises of all kinds, whether as a promoter, partner, member, or associate, broker or as a member of such enterprises;

    (3) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Florida.

                              ARTICLE III. POWERS

    This corporation shall have the following powers:

    (1) To do each and everything necessary, suitable or proper for the accomplishment of any one or more of the foregoing purposes or the attainment of any one or more of the foregoing objects or conducive to or expedient for the interest or benefit of the corporation and to contract accordingly, and, in addition, to exercise and possess all powers, rights and privileges necessary or incidental to the purposes for which the corporation is organized or to the activities in which it is engaged and any other rights.

    (2) To have and exercise in addition to the foregoing, all powers, privileges and rights conferred on ordinary corporations by the laws of the State and all powers and rights incidental or conducive to carrying out the purposes for which this Corporation is formed, except such as are inconsistent with the express provisions of the act under which this Corporation is incorporated, and to do any such thing anywhere, and the enumeration of the foregoing powers shall not be held to limit or restrict in any manner the general powers which may be law or possessed by this corporation, all of which are hereby expressly claimed.

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                           ARTICLE IV. CAPITAL STOCK

    This Corporation is authorized to have Two Hundred One Million (201,000,000) shares of capital stock. The capital stock shall be designated and divided into "Redeemable Convertible 12% Preferred Stock" with a par value of $1,000.00 per share (totalling One Million shares) and "Common Shares" with no par value (totalling Two Hundred Million shares).

    VOTING

    The holders of Redeemable Convertible 12% Preferred Stock shall be entitled to two (2) votes per Share. The holders of ordinary Common Shares shall be entitled to one (1) vote per ordinary Common Share respecting all matters on which holders of Common Shares shall be entitled to vote.

    DIVIDEND RIGHTS

    For any Quarter, after the Convertible Redeemable 12% dividend rate is paid on the Preferred Shares, all shares of common stock shall be entitled to share equally on a per share basis in such dividends as the BOARD OF DIRECTORS may declare from sources legally available therefore.

    LIQUIDATION RIGHTS

    The Convertible Redeemable 12% Preferred Shares shall first receive proceeds up to their par value. Upon any liquidation, partial return of capital, or dissolution of the Corporation, whether voluntary or involuntary. Thereafter, all shares of common stock shall be entitled to share equally in the assets available for distribution to common stockholders after payment of all prior legal obligations of the Corporation.

    PREFERENCED SHARES

    As stated above, the Convertible Redeemable 12% Preferred Shares shall be preferenced as to dividends, liquidation and return of capital. The Corporation may, upon fifteen (15) days notice, redeem any or all of the Convertible Redeemable 12% Preferred Shares outstanding, by paying the full par value and any accrued 12% quarterly dividend legally due. The Corporation may subsequently re-issue Preferred Shares from treasury, recall and re-issue, as deemed appropriate by the BOARD OF DIRECTORS.

    PREFERRED SHARES-CONVERSION PRIVILEGE

    At any time after issuance of a Convertible Redeemable 12% Preferred Share, the registered owners of the first 150 Convertible 12% Preferred Shares may elect to convert to ordinary Common Stock by surrendering the certificate, properly endorsed, and receiving 66,600 shares of ordinary Common Stock for each share of Convertible Redeemable 12% Preferred Stock. The Board of Directors based on the average bid price for any quarter, may issue additional Convertible Redeemable 12% Preferred Shares that give effect to the then market value of the Common Shares.

                    ARTICLE V. DENIAL OF PREEMPTIVE RIGHTS

    No holder of any share of the Corporation shall, because of his ownership of

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    shares, have a preemptive or other right, to purchase, subscribe for or take any part of any shares or any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of the Corporation issued, optioned or sold by the Corporation, whether the shares be authorized by this Article of Incorporation or be authorized by an amended article duly filed and in effect at the time of the issuance or sale of such shares or of such notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of the Corporation. Any part of the shares authorized by this Article of Incorporation, or by an amended Article duly filed, or any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of the Corporation, may at any time be issued, optioned for sale and sold or disposed of by the Corporation pursuant to resolution of its Board of Directors to such persons and upon such terms and conditions as may, to such Board, seem proper and advisable without first offering to existing shareholders the said shares or the said notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of the Corporation, or any part of any thereof.

                          ARTICLE VI. INITIAL CAPITAL

    The amount of capital with which this Corporation will begin business is not less than Three Hundred Dollars ($300.00).

                        ARTICLE VII. TERM OF EXISTENCE

    This Corporation is to exist perpetually.

                             ARTICLE VIII. ADDRESS

    The street address of the principal office of this company in this State is 401 W. Lantana Rd., Suite 6, Lantana, FL 33462.

                             ARTICLE IX. DIRECTORS

    This Corporation shall have not less than one Director. The number of Directors may be increased or decreased from time to time by the by-laws adopted by the Board of Directors, but shall never be less than one.

                    ARTICLE X. CLASSIFICATION OF DIRECTORS

    Pursuant to Section 607.114(4), Florida Statutes, the Directors can be divided into not more than four classes, as nearly equal in number as possible, whose terms of office shall respectively expire at different times, with the proviso that no such term shall continue longer than four years, and that at least one-fifth in number of the Directors shall be elected annually.

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                             ARTICLE XI. AMENDMENTS

    These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the Board of Directors, proposed by them to the stockholders, and approved by consent procedure at a stockholders meeting by a majority of the stock entitled to vote thereof.

         IN WITNESS WHEREOF, we have made and subscribed these articles of incorporation this 24th day of January, 1989.

                                        /s/ BEATRICE J. HANKS
                                        --------------------------------
                                        Beatrice J. Hanks, Incorporator

    STATE OF NEW YORK
    COUNTY OF NEW YORK


    Before me personally appeared Beatrice J. Hanks to me well known and known to me to be the individual described in and who executed the foregoing Articles of Incorporation, and acknowledged to and before me that they executed said Articles of Incorporation for the purpose therein expressed.

    WITNESS my hand and official seal this 21st day Feb., 1989.

                                        /s/ ILLEGIBLE
                                       ----------------------
                                        Notary Public
                                        State of New York


                                           (SEAL)


    My Commission Expires:

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    STATE OF FLORIDA

    DEPARTMENT OF STATE

    Certificate Designating Place of Business or Domicile for the Service of Process Within the State, Naming Agent Upon Whom Process may Be Served and Names and Addresses of the Officers and Directors.

                       ---------------------------------

    The following is submitted, in compliance with Chapter 48.091, Florida
    Statutes:

                       ---------------------------------

    A corporation organized (or organizing) under the laws of the State of Florida with the principal office at 401 W. Lantana Road, Suite 6, Lantana, Florida 33462 as its agent to accept service of process within this state.

    Officers:

      NAME               TITLE                   SPECIFIC ADDRESS

      Beatrice J. Hanks  Incorporator            401 W. Lantana Road
                                                 Suite 6
                                                 Lantana, Florida 33462

                                         BY: /s/ BEATRICE J. HANKS
                                            ----------------------------
                                            Beatrice J. Hanks

    ACCEPTANCE:

    I agree as Resident Agent to accept Service of Process: to keep office open during prescribed hours; to post my name (any other officer of said corporation authorized to accept service of process at the above Florida designated address) in some conspicuous place in office as required by law.

                                         /s/ BEATRICE J. HANKS
    Filing fee:                         -------------------------------
                                        Beatrice J. Hanks
                                        Resident Agent

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